Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Tenet Previews Second-Quarter Results
and Comments on Longer Term Outlook

SANTA BARBARA, Calif. – June 23, 2003 – Tenet Healthcare Corporation (NYSE: THC) today previewed results for its second fiscal quarter ending June 30, 2003, and commented on its longer-term financial outlook.

“Tenet is navigating through a very challenging transitional period.  We are dealing with both industry issues and company-specific issues, most importantly past pricing practices that have placed the company in an especially difficult position.  We also are facing lower-than-expected revenue trends and increasing cost pressures,” said Trevor Fetter, president and acting chief executive officer.  “Based on results for April and May, and the recent completion by our new executive management team of a highly detailed, hospital-by-hospital budget review process, we now believe this transitional period will continue through at least the first half of 2004, and its impact on our financial performance will be more substantial than previously anticipated.”

As a result, the company expects that second-quarter performance will be significantly below analysts’ consensus expectations, and expects earnings per share from continuing operations for the third and fourth quarters, combined, to total between $0.40 and $0.50, and for the 12 months beginning July 1, 2003 to be between $0.80 and $1.00.  This 6-month and 12-month guidance, including the detailed earnings and cost discussion below, excludes items that Tenet is unable to estimate at this time, including the effects of any future impairment, restructuring or other charges.  However, the company expects to incur such charges throughout 2003 and future periods.  This guidance also does not include the effect of any potential legal settlements, because the amounts and timing of such settlements cannot be reasonably estimated at this time.

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Fetter continued, “Although we are fortunate to have a strong portfolio of hospitals, the pricing practices pursued by the company’s hospitals in recent years are making it difficult for many of our hospitals to obtain managed care price increases at normal industry levels in 2003. We also are confronted with significant industry-wide pressures, including nurse shortages, increasing salaries and benefits costs, higher costs for technology and supplies, escalating malpractice expense and continuing competition from physician-owned surgery and diagnostic centers.

“Within this context, during the next 12 months we will continue to focus on addressing the many issues facing the company, while building a stronger base from which we can grow in the future.  Our operating emphasis will be on three core areas.  The first is volume, where the company’s recent performance has been strong relative to the industry in part due to our solid portfolio of hospitals, high levels of capital investment in recent years and operating initiatives focused on service excellence.  The second is price, where the company is dealing with the repercussions of its hospitals’ past pricing practices while working hard to improve managed care contracts for the long term.  The third is cost, where the company has undertaken an aggressive effort to reduce costs.  At the same time, we will continue to strengthen our foundation of quality and service, which should enable our hospitals to further build competitive advantages that are solid and sustainable.”

Preview of Second Quarter Results

For April and May, the first two months of Tenet’s second quarter, same-facility admissions rose 1.8 percent in the 2003 two-month period compared to the 2002 two-month period.  Unit revenues (defined as same-facility net inpatient revenue per admission), declined 6.6 percent in the current two-month period versus the prior-year two-month period.  This includes a $137 million reduction in outlier revenue, which accounts for 8.9 percentage points of the unit revenue change.  Even after accounting for the reduction in outlier revenues, the trend in unit revenues is significantly lower than in recent periods.  At the same time, despite an ongoing focus on cost reduction, cost pressures continued to build.

For the first two months of the second quarter, diluted earnings per share from continuing operations were $0.02.  This number includes a restructuring charge of $33 million net of tax, or $0.07 per diluted share, primarily for severance and associated benefit costs.  It also includes

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charges of approximately $37 million net of tax, or $0.08 per diluted share, the most significant elements of which relate to the change in the discount rate used to value unfunded retirement plan and malpractice liabilities.

Given that Tenet expects the current operating trends to continue in June, second quarter diluted earnings per share from continuing operations will be significantly below analysts’ consensus expectations.  The company also expects to recognize significant additional long-lived asset impairment charges resulting from an impairment analysis currently underway as a result of findings from the recently completed budget review process.  The company also expects additional restructuring charges in the current quarter, which amounts are currently being determined.

2003 Expectations

Earnings Per Share

The company now expects diluted earnings per share from continuing operations for the second half of its fiscal year ending December 31, 2003, to be in the range of $0.40 to $0.50.   This guidance, including the detailed earnings, revenue and cost discussion below, excludes items that Tenet is unable to estimate at this time, including the effects of any future impairment, restructuring or other charges because the amounts of such charges cannot be reasonably estimated at this time.  However, the company expects to incur such charges throughout 2003 and future periods.  This guidance also does not include the effect of any potential legal settlements, because the amounts and timing of such settlements cannot be reasonably estimated at this time.

Revenues

The company expects net operating revenues of approximately $13.6 billion for 2003, down from $13.9 billion for calendar 2002.  This reflects an expected reduction in Medicare outlier revenue of approximately $760 million from the prior 12-month period, resulting from the company’s voluntary outlier policy adopted in January 2003 as well as the final outlier rule issued by the Centers for Medicaid and Medicare Services earlier this month.  It also reflects significantly lower managed-care pricing than previously anticipated and significant reductions in Medicaid reimbursement in many states in which the company operates.  In aggregate, the company expects 2003 unit revenue to decline approximately 6.0 percent to 7.0 percent, including the effect of the above-mentioned Medicare outlier reduction that accounts for

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8.0 percentage points of the unit revenue change.  This full-year assumption includes negative managed-care pricing trends in the latter half of 2003, which will continue into the first half of 2004 due to the typical one-year duration of the contracts.  The company also expects reductions in Medicaid reimbursement to become more severe in 2004.

“In some managed-care contracts, we are getting market-level increases,” said Fetter.  “In others, we have agreed to one-time downward adjustments, which we expect will be followed by normal increases in subsequent years.  However, we are unwilling to enter into unprofitable agreements, even if the result will be contract cancellations or public disagreements.”

Estimates for 2003 also assume a $10 million reduction in net operating revenues due to the company’s previously announced Compact with Uninsured Patients, under which the company plans to offer managed-care style pricing to uninsured patients.  The company is awaiting required governmental approvals of the Compact before it can be implemented.  Once implemented, the company expects an annual $40 million reduction in net operating revenues.

The company estimates admissions will rise in a mid-2 percent range, and same-facility outpatient visits will be essentially flat, in 2003 compared with calendar 2002.

Costs and Expenses

While Tenet continues to work aggressively to reduce non-patient care labor costs and increase productivity, the company expects to experience continued cost pressures.  In the first quarter of 2003, salary and benefit costs rose nine percent from the prior-year quarter to 42.4 percent of net operating revenues.  For the full fiscal year, the company anticipates salary and benefit costs to increase slightly as a percent of net operating revenues from the first-quarter level.  This expectation includes non-cash stock-based compensation expense estimated to be approximately $157 million or 1.2 percent of net operating revenues for 2003, which compares to $149 million or 1.1 percent of net operating revenues in 2002.

Upward pressure on labor costs reflects the ongoing nationwide nurse shortage, which has forced hospitals to pay more in salaries and benefits.  An example is the decision last year to increase Tenet’s 401(k) matching benefit for employees from three percent to five percent, which will add $36 million of annual expense in 2003.  In addition, Tenet’s health benefit costs are expected to grow approximately 22 percent to $366 million for 2003.  Union organizing efforts, particularly in California, also continue to put pressure on these costs.  Some of these pressures also present additional challenges for 2004.  For example, early indications suggest health

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benefits will again increase significantly and, if the California nurse staffing legislation goes into effect Jan. 1, 2004 as currently proposed, this legislation is expected to cost Tenet approximately $30 million next year.

Supplies expense was 15.3 percent of net operating revenues in the first quarter of this year.  For the full year, the company expects supplies expense to increase approximately 0.5 percentage points as a percent of net operating revenues from the first-quarter level.  New technology, pharmaceutical pricing and supplies utilization trends are the primary drivers in this cost category.  For example, the use of drug-coated stents is expected to cost Tenet approximately $22 million annually, including both the higher cost of the new stents as well as the related expected decline in surgical procedures like coronary artery bypass grafts.

Bad debt expense rose to 8 percent of net operating revenues in the first quarter of this year.  Although this category is difficult to predict given that it is driven entirely by non-government sources of reimbursement, primarily managed care and self-pay patients, Tenet expects that bad debt expense will be between 8.0 percent and 8.5 percent of net operating revenues for the full 2003 year.

Other operating expenses rose more than 12 percent in the first quarter of the year to 21.1 percent of net operating revenues, due largely to significantly higher malpractice expense.  This category also consists of a wide variety of other costs, including rent and lease expense, medical and professional fees, property and other insurance, and property taxes.  For the full fiscal year, the company expects this metric to rise by 0.5 to 1 percentage points as a percent of net operating revenues from the first-quarter level.  This includes the company’s budgeted assumption that malpractice expense will be approximately $80 million per quarter.

Margins

Effective March 28, 2003, the Securities and Exchange Commission (SEC) adopted new rules related to disclosure of certain financial measures calculated and presented on the basis of methodologies other than generally accepted accounting principles (GAAP), which the SEC defines as “non-GAAP financial measures.”  These new rules, and clarifying information posted by the SEC earlier this month, include new restrictions and, in certain cases, prohibitions on the use of non-GAAP measures.  In prior periods we have often reported a financial performance measure that we called “EBITDA,” defined by us as earnings from continuing operations before interest (net of investment earnings), taxes, depreciation and amortization, and also excluding minority

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interests, impairment and restructuring charges, loss from early extinguishment of debt, and gains or losses from asset sales. “EBITDA” is a non-GAAP financial measure.  In light of recent SEC rules and regulations, the company no longer will be including EBITDA, EBITDA margins, or any variations thereof in its discussion of its results of operations.

Given the revenue and expense trends described above, the company expects continuing pressure on all of its various margins throughout the remainder of 2003 and into 2004, particularly in two geographic areas.  Margin pressure is particularly intense in certain areas of our California region, which region represents approximately $5 billion or 35 percent of the company’s net operating revenues.  Our Philadelphia market, which represents approximately $1 billion or seven percent of the company’s net operating revenues, is expected to contribute only minimal profit to the company’s performance this year, due almost entirely to the substantial reduction of the amount of outlier payments that those hospitals will receive.  Tenet recently has installed new management in both areas, is renegotiating key managed-care contracts, and has initiated aggressive area-specific cost management programs, including the previously announced planned disposition of two Philadelphia hospitals and one California hospital.

Interest, Taxes, Depreciation and Amortization

The company expects depreciation and amortization for the year of approximately $500 million and net interest expense of approximately $300 million.  The company expects its effective tax rate for 2003 to be approximately 39.5 percent.  As previously disclosed, the company’s payment of $215 million in cash taxes in the first quarter of this year related entirely to the calendar 2002 tax year and satisfied substantially all of the 2002 tax obligation.  In the remaining three quarters of this year, the company will make estimated tax payments for substantially all of the estimated 2003 calendar year tax obligation.  On a quarter-to-quarter basis, the company expects estimated tax payments to vary.  Our guidance does not assume resolution or payment of tax or interest toward the previously announced IRS Revenue Agent Report that the company will appeal.

Accounts Receivable

The company has previously reported growth in accounts receivable days outstanding.  These pressures continue in the second quarter, with accounts receivable days outstanding, excluding discontinued operations, rising approximately 1 day in the first two months to

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67.6 days.  Over the course of the year, the company expects that accounts receivable days will continue to grow, and has assumed increases of two days of accounts receivable growth per quarter through 2003.  The company’s recently announced regional business office initiative will help address this issue over time, but the benefits of this initiative will not begin to be realized until 2005.

Capital Expenditures, Operating Cash Flow and Share Repurchase Program

As previously disclosed, Tenet plans to reduce annual capital expenditures to a run rate of approximately $700 million per year.  Many projects that commenced prior to this year are still in the process of completion, and for the remainder of 2003 capital expenditures are expected to range between approximately $200 million to $225 million per quarter, dropping to approximately $175 million per quarter beginning in 2004.

Through the balance of 2003, cash flow from operations is expected to approximate Tenet’s capital expenditures.  The company expects estimated tax payments, working capital and capital expenditures to normalize in 2004 and anticipates returning to a position of generating cash flow from operations in excess of capital expenditures at that time.

The company also reiterated its commitment to maintaining its leverage ratio at approximately 2.0.  “Leverage ratio” is defined in the company’s amended bank credit agreement as the ratio of consolidated total debt to consolidated operating income plus the sum of depreciation, amortization, impairment and other unusual charges, stock-based compensation expense, earnings from discontinued operations and losses from early extinguishment of debt.  To maintain this commitment in the face of the budgeted decline in operating income, the company will need to reduce debt by approximately $500 million by the end of the year.  Accordingly, Tenet plans to use at least this amount of net proceeds from the company’s pending asset sales to reduce debt.  The sales process for these assets continues as planned.  For modeling purposes, the company’s guidance assumes that the transactions will be completed and proceeds received on December 31, 2003.

The company does not expect to have any compliance issues with respect to covenants in any of its borrowing agreements or indentures, including the 2.5 times leverage ratio requirement in its $1.5 billion bank credit line, which currently is undrawn.

Due to the expected decline in cash flow from operations in excess of capital expenditures and its commitment to maintaining a conservative leverage ratio, as defined above,

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Tenet does not anticipate repurchasing any more shares this year beyond the approximately 12.5 million shares already purchased in the first two quarters of 2003.

Expense Reduction Initiatives

Tenet continues to make significant progress on expense reduction initiatives and in identifying new opportunities for cost savings.  In March, the company announced the first phase of cost reduction initiatives that are expected to reduce expenses by at least $100 million annually.  The company expects to achieve this reduction on a run-rate basis by the end of this year, and these savings have been included in the company’s guidance announced today.

In addition, individual hospital operating plans include significant levels of cost reductions totaling approximately $150 million over the next 12 months.  These reductions have been reflected in the guidance as they are expected to be realized and will have an increasing impact over that period.

As previously announced, the company’s initiative to consolidate hospital business offices and standardize information systems is expected to generate recurring annual savings beginning in 2005, but first will require significant additional investment in 2003 and 2004.  The costs associated with this initiative are included in the guidance.

Tenet has identified additional cost reduction initiatives that, once fully implemented, are expected to save at least $100 million on an annual basis.  This second phase of expense reductions includes initiatives to improve supply chain costs, primarily to expand the coverage of purchasing contracts with negotiated discounts, increase compliance with existing contracts and consolidate purchased services among fewer vendors.  None of this additional cost reduction program is included in the 2003 guidance.  The company expects these additional savings to be fully implemented by the end of 2004, with an increasing contribution over the course of the year.

Looking Ahead

Commenting on the company’s longer-term outlook, Fetter said, “We are fortunate that business, as measured in terms of volume growth, remains strong at the vast majority of our hospitals.  This reflects the quality of the care and service our hospitals provide to the patients they treat.  However, our hospitals are being affected by a more challenging near-term industry environment, further complicated by Tenet’s past pricing practices.  Some of Tenet’s hospitals are unlikely to grow significantly, but can produce consistent results once operations are

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normalized.  Other Tenet hospitals are very well positioned for growth.  Keeping our hospitals strong and continuously improving their quality and efficiency are the keys to our long-term success.  This is the principal reason why we continue to make capital investments in our hospitals at the levels we’ve planned.”

Fetter continued, “Longer term, inherent demand for hospital services will grow as the baby boom generation enters its years of high health care utilization – and this phenomenon is just beginning.  Although the baby boomers currently are only 39 to 57 years old, each quarter we consistently see admissions within this age group growing at a rate at least twice that of overall admissions growth.  This group also will drive higher occupancy rates over time as they continue to age, and given the significant fixed costs of operating hospitals, higher occupancy drives higher profitability.

“Despite this growing need, today many hospitals in the United States continue to struggle, with little or no access to capital for investments in the programs and services they offer, or to expand or enhance their physical plants.  We continue to believe that there will be additional consolidation in this industry, and that multi-hospital organizations like Tenet are most likely to benefit from that consolidation.

“Tenet has done very well with acquisitions in markets where it had existing hospitals.  Attempts at new ventures and hospital acquisitions in new markets have been much less successful, and in some cases very disappointing.  Going forward, we intend to stick to our core markets and our core business, and once fundamentals have improved, we will return to making acquisitions in our core markets to foster future growth and bolster the company’s strength.

“We have made many changes at Tenet recently – in management, in strategy and in policy.  We still have many challenges to address, but we have a strong, committed management team ready to take them head on.”

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners – including employees, physicians, insurers and communities – in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

Certain statements contained herein, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” “will,” “may,” “might,” “should,” “likely,” “assumes,” “assumption,” “estimate,” “intend,” “appear” and words of similar import, and statements

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regarding our future financial performance, business strategy and plans, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations. They involve known and unknown risks, uncertainties and other factors—many of which we are unable to predict or control—that may cause our actual results, performance or achievements, or health care industry results, to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the following:

•                  Changes in Medicare and Medicaid payments or reimbursements, including those resulting from changes in the method of calculating or paying Medicare outlier payments and those resulting from a shift from traditional reimbursement to managed-care plans, and changes in Medicaid patient eligibility requirements.

•                  The ability to enter into managed-care provider arrangements on acceptable terms.

•                  The outcome of known and unknown litigation, government investigations, and liability and other claims asserted against us.

•                  Competition, including our failure to attract patients to our hospitals.

•                  The loss of any significant customers.

•                  Changes in, or failure to comply with, laws and governmental regulations.

•                  Changes in business strategy or development plans, including our pricing strategy.

•                  Settlement of professional liability claims and the availability of professional liability insurance coverage at current levels.

•                  Technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care.

•                  General economic and business conditions, both nationally and regionally.

•                  Industry capacity.

•                  Demographic changes.

•                  The ability to attract and retain qualified management and other personnel, including physicians, nurses and other health care professionals, and the impact on our labor expenses resulting from a shortage of nurses and/or other health care professionals.

•                  Fluctuations in the market value of our common stock.

•                  The amount and terms of our indebtedness.

•                  The availability of suitable acquisition and disposition opportunities, the length of time it takes to accomplish acquisitions and dispositions and the impact of pending and future government investigations and litigation on our ability to accomplish acquisitions and dispositions.

•                  Our ability to integrate new business with existing operations.

•                  The availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities.

•                  Changes in the distribution process or other factors that may increase our costs of supplies.

•                  Other factors referenced in the company’s Transition Report on Form 10-K for the seven-month period ended December 31, 2002, Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and Current Reports on Form 8-K.

Given these uncertainties, investors and prospective investors are cautioned not to rely on such forward-looking statements. We disclaim any obligation, and make no promise, to update any such factors or forward-looking statements or to publicly announce the results of any revisions to any such forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.

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